Exhibit 99.1

Sept. 8, 2006	MEDIA CONTACT:	Elizabeth Bennett
	Phone:	704/382-7844
	24-Hour:	704/382-8333

	ANALYST CONTACT:	Julie Dill
	Phone:	980/373-4332

	Morgan Stanley	Alyson D’Ambrisi
Real Estate Contact
	Phone:	212/761-4649

Duke Energy and Morgan Stanley Real Estate Announce a Joint Venture
Regarding Crescent Resources

Transaction Values Crescent at $2.1 Billion

CHARLOTTE, N.C. – Duke Energy and Morgan Stanley Real Estate announced today the signing and closing of a transaction creating a joint venture between Duke Energy and Morgan Stanley Real Estate Fund (MSREF) V U.S. with respect to Crescent Resources, Duke Energy’s real estate subsidiary.

Ownership of the new joint venture will be 49 percent by Duke Energy, 49 percent by MSREF and 2 percent by Crescent’s chief executive officer. The joint venture will retain the name Crescent Resources and its headquarters will remain in Charlotte.

The transaction ascribes a total enterprise value of approximately $2.1 billion to Crescent. It provides Duke Energy with approximately $1.4 billion after-tax cash proceeds at closing, in addition to its 49 percent ownership of the venture. As part of the transaction, Crescent was recapitalized and borrowed approximately $1.2 billion of new debt at closing, which will be classified off Duke Energy’s balance sheet. Substantially all debt proceeds were distributed to Duke Energy.

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“This joint venture will create opportunities for Crescent as it leverages Morgan Stanley Real Estate’s financial strength, access to capital markets, deal flow and expertise in land development,” said James E. Rogers, president and chief  executive officer of Duke Energy. “While Duke Energy will retain a significant interest in the future success of the business, the new structure is consistent with our plan to focus primarily on the power business by reducing our investment and risk profile associated with non-core businesses.”

“The acquisition of an interest in Crescent represents a significant milestone for MSREF and provides access to a premier development company,” said Michael Franco, managing director and head of MSREF V U.S. “We look forward to working alongside Crescent’s best-in-class management team and Duke Energy to continue to grow the company in both the residential and commercial sectors in attractive and growing real estate markets.”

The current Crescent management team will operate the joint venture and Crescent will continue to participate in each of the sectors of real estate development in which it is currently involved.

Duke Energy was advised by Banc of America Securities LLC and MSREF was advised by Morgan Stanley Real Estate for the transaction.

Crescent Resources, LLC is a land management and real estate development company. Formed more than 40 years ago by Duke Energy, the company has land interests in nine states in the Southeast and southwestern United States. Crescent creates award-winning country club communities, neighborhoods, apartment and condominium communities, Class A office space, business and industrial parks and shopping centers. More information about Crescent Resources is available on the Internet at www.crescent-resources.com.

Duke Energy is a diversified energy company with a portfolio of natural gas and electric businesses, both regulated and unregulated, and an affiliated real estate company. Duke Energy supplies, delivers and processes energy for customers in the Americas. Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: http://www.duke-energy.com.

MSREF V U.S. is managed by Morgan Stanley Real Estate, which is comprised of three major global businesses: Investing, Banking, and Lending. Since 1991, Morgan Stanley has acquired $87.7 billion of real estate assets worldwide and currently manages $50.9 billion in real estate assets on behalf of its clients. In addition, Morgan Stanley Real Estate provides a complete range of market-leading investment banking services to its clients, including advice on strategy, mergers, acquisitions and restructurings, as well as underwriting public and private debt and equity financings. Morgan Stanley is also a global leader in real estate lending and, using its own capital, originated approximately $28 billion in commercial mortgages in 2005. For more information about Morgan Stanley Real Estate, go to www.morganstanley.com/realestate.

Morgan Stanley (NYSE: MS) is a global financial services firm and a market leader in securities, investment management, and credit services. With more than 600 offices in 30 countries, Morgan Stanley connects people, ideas and capital to help clients achieve their financial aspirations.

Forward-Looking Statements

This document includes statements that do not directly or exclusively relate to historical facts. Such statements may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of

the Securities Exchange Act of 1934. You can typically identify forward-looking statements by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. The forward-looking statements reflect management’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from the forward-looking statements included in this document. These risks and uncertainties include, among other things, state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rate structures, and affect the speed at and degree to which competition enters the electric and natural gas industries; the outcomes of litigation and regulatory investigations, proceedings or inquiries; the weather and other natural phenomena; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including any potential effects arising from terrorist attacks and any consequential hostilities or other hostilities; changes in environmental and other laws and regulations to which Duke Energy and its subsidiaries are subject or other external factors over which Duke Energy has no control; the effect of accounting pronouncements issued periodically by accounting standard-setting bodies; the amount of collateral required to be posted from time to time in Duke Energy’s transactions; competition and regulatory limitations affecting the success of Duke Energy’s divestiture plans, including the prices at which Duke Energy is able to sell its assets; the performance of electric generation, pipeline and natural gas processing facilities; the extent of success in connecting natural gas supplies to gathering and processing systems and in connecting and expanding natural gas and electric markets; conditions of the capital markets and equity markets during the periods covered by the forward-looking statements; and opportunities for Duke Energy’s business units, including the timing and success of efforts to develop domestic and international power, pipeline, gathering, liquefied natural gas, processing and other infrastructure projects. Additional factors that may affect the future results of Duke Energy are set forth in the Duke Power Company LLC and Cinergy Corp. filings with the Securities and Exchange Commission (“SEC”), which are available at  www.duke-energy.com/investors/. Duke Energy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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